THE SECURITIES REPRESENTED BY THIS NOTE, INCLUDING THE SECURITIES ISSUANCE UPON CONVERSION OF THE NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

This instrument or other agreement and the indebtedness, rights and obligations evidenced hereby and any liens or other security interests securing such rights and obligations are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”), dated as of November [__], 2013 by and among the Subordinated Lenders identified therein and MidCap Funding III, LLC, in its capacity as agent (together with its successors and assigns, “Agent”) for the Senior Lenders( as defined in the Subordination Agreement), to certain indebtedness, rights and obligations of Cytomedix, Inc., Aldagen, Inc. and Cytomedix Acquisition Company, LLC, to Agent and the Senior Lenders (the “Senior Debt”), and all liens and security interests of Agent securing the same, all as described in the Subordination Agreement, and each holder and transferee of this instrument or agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

FORM 10% SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$[_]	Gaithersburg, Maryland
[_], 2013

FOR VALUE RECEIVED, Cytomedix, Inc., a Delaware corporation (the “Company”) promises to pay to the order of [_] (“Holder”), at [_], or at such other location as Payee may from time to time designate, the principal sum of [_] Dollars ($[_]), together with interest on the unpaid principal sum from time to time outstanding at the rate of ten (10%) percent per annum from the date of this note until this note is paid in full. Subject to the provisions of the Subordination Agreement, interest accrued on the Note shall be due and payable in equal quarterly payments of [_] Dollars ($[_]) or in shares of the Company’s commons stock as set forth below, beginning on [_], 2014 and continuing thereafter on the first day of each and every quarter until paid in full 91 days following Payment in Full (as defined in the Subordination Agreement) of the Senior Debt (“Maturity Date”). No payment will be late under this Note if Holder receives it by the tenth (10th) day of the month after which the payment is due. Payment for all amounts due hereunder shall be made by wire transfer of immediately available funds, in lawful tender of the United States, to an account designated in writing by the Holder. This Note is issued pursuant to that certain Subscription Agreement by and among the Company and the investors described therein, dated as of the date hereof, as the same may from time to time be amended, modified or supplemented (the “Subscription Agreement”). Capitalized terms used in this Note that are not defined herein shall have the respective meanings given such terms in the Subscription Agreement. The Holder of this Note is subject to certain restrictions set forth in the Subscription Agreement and shall be entitled to certain rights and privileges set forth in the Subscription Agreement. This Note is one of the 10% Subordinated Convertible Promissory Notes referred to as the “Notes” in the Subscription Agreement. The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.             Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(i)        “Common Stock” shall mean the shares of Company common stock par value $0.001 per share.

(ii)       “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(iii)      “Company” includes any corporation that, to the extent permitted by this Note or the Subscription Agreement, shall succeed to or assume the obligations of the Company under this Note.

(iv)      “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.              Interest. Until all outstanding principal and all accrued and unpaid interest on this Note shall have been paid (or converted into shares of Common Stock, as set forth hereunder) in full, interest on the unpaid principal balance of this Note shall accrue from the date hereof at the rate of ten percent (10%) per annum (the “Interest Rate”), subject to adjustment as set forth herein below, payable quarterly in cash (subject to the terms of the Subordination Agreement) or, at the sole option of the Company, in shares of the Company’s common stock valued at fair market value on the date prior to the interest payment date, subject to adjustment.

3.              Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Company agrees to give the Holder prompt written notice of such event.

(i)        Any breach by the Company of any material representation, warranty or covenant in this Note or the Subscription Agreement which results in a material adverse effect on the Company’s business, operations or financial condition; provided, that, in the event of any such breach, such breach shall not have been cured by the Company within sixty (60) days after written notice to the Company of such breach; or

(ii)       The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action.

If an Event of Default described above shall occur for any reason and so long as such condition exists or has not been cured during the applicable cure period, subject to the terms of the Subordination Agreement the Holder may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

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4.              Prepayment. Subject to the Subordination Agreement and the Senior Debt documents, the Company may prepay, without penalty, at any time prior one hundred twenty (120) days following the Closing and provided the Company has an effective registration statement on Form S-1 covering the Registrable Securities (as the term is defined in the Registration Rights Agreement by and between the Company and the Holders of the Note dated as of the date hereof) on file with the SEC at the time of such prepayment, all amounts due under this Note in consideration of one hundred and ten (110%) of the amount of the Note plus any accrued interest thereon upon fifteen (15) days’ advance written notice to the Holder, during which notice period the Holder may convert the amounts of under this Note in accordance with this Agreement.

5.             Conversion. The Holder has the option to convert all or a portion of the unpaid principal balance of the Note, plus all accrued but unpaid interest, at the Conversion Price (as defined below), into fully paid and non-assessable shares of Common Stock (the “Share Conversion”) anytime after the date of issuance of this Note but before the Maturity Date. The Holder may make its election for a Share Conversion by delivery of a notice of its election to exercise its conversion option to the Company. Conversion of this Note shall be deemed to have been made at the close of business on the date the Company received the Holder’s notice of its election to exercise a Share Conversion (the “Conversion Date”). Any notice of Share Conversion received on a weekend or recognized United States holiday shall be deemed received on the close of business of the immediately following business day. The number of shares to be issued will be determined by dividing (x) the dollar amount of principal and accrued interest to be converted by (y) the Conversion Price.

As used herein, the term “Conversion Price” refers to the price equal to eighty five (85%) percent of the average daily VWAP for the ten (10) trading day period immediately following the Good News CMS Reimbursement Event (as defined below), provided, however, that in no event shall the Conversion Price be greater than $0.75 per share.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed on the NYSE Mkt LLC or any other national securities exchange (the “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the common stock is then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if quoted in the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Notes then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

As used herein, the term “Good News CMS Reimbursement Event” shall be understood to be a final ruling by the Centers for Medicare & Medicaid Services included in the “CY 2014 Changes to the Hospital Outpatient Prospective Payment System and Ambulatory Surgical Center Payment System (CMS-1601-FC)” resulting in an approved reimbursement rate for the Company’s AutoloGel product of at least $450 per treatment.

6.              Upon the Conversion Date, as applicable, the Company shall reflect in its books and records the new shares that have been issued to the Holder and will have the Company’s transfer agent reflect such transfer on its records.

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In the event the Company should at any time or from time to time after the date hereof fix a record date for (i) the effectuation of a split or subdivision of the outstanding shares of Common Stock or (ii) the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split, or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately adjusted in proportion to such change in the number of outstanding shares to ensure that such adjustment does not decrease the conversion value of the Note.

If, at any time within six (6) months from the date hereof, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, (c) securities issued or to be issued by the Company pursuant to that certain Purchase Agreement dated as of February 18, 2013, as amended to date, by and between the Company and Lincoln Park Capital Fund, LLC, as amended to date, (d) securities issued pursuant to acquisitions or strategic transactions with a third party non-affiliate of the Company approved by a majority of the then disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The Company shall use its reasonable best efforts at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; since the amount of shares issuable upon conversion of this Note is not currently determinable, the Company agrees to reserve a sufficient number of shares to fulfill its contractual obligations under the Notes as of the date of issuance and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to the Holder of this Note, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon conversion of this Note to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the Holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.99% of the total number of shares of Common Stock then issued and outstanding (the “Beneficial Ownership Limitation”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be or (B) a more recent public announcement by the Company. Upon the written or oral request of a Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

7.             Covenants.

7.1            Affirmative Covenants of the Company. The Company covenants and agrees that, between the date hereof and the date of repayment of all principal and interest on this Note or a Share Conversion, the Company shall:

7.1.1        Ordinary Course Operations. Operate the Company’s business in the ordinary course.

7.1.2       Corporate Existence. At all times cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses.

7.1.3        Properties. Maintain and keep its properties in good repair, working order and condition, normal wear and tear expected.

7.1.4        Compliance with Laws. Comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect.

7.1.5        Books and Records. Maintain proper books of records and account that present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles (“GAAP”), consistently applied.

7.1.6        Taxes and Other Liabilities. Pay and discharge when due any and all material indebtedness, obligations, assessments and taxes, except as may be properly extended or those subject to good faith contest or as to which a bona fide dispute may exist that is being diligently pursued.

7.2            Negative Covenants of the Company. The Company covenants and agrees that, between the date hereof and the repayment of all principal and interest on this Note, the Company shall not, without the prior notice to the Holder:

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7.2.1        Ability to Perform Obligations. Except for the Senior Debt, become subject to (including, without limitation, by way of amendment to or modification of), any agreement or instrument that, by its terms, would (under any circumstances) restrict the Company’s right to perform the provisions of this Note.

7.2.2        Dividends. Make a distribution upon its capital stock in cash.

7.2.3        Mergers, Etc. (i) Merge or consolidate with or into, or permit any of its subsidiaries to merge or consolidate with or into, any corporation, with the effect that immediately after such merger or consolidation the stockholders of the Company immediately prior to such merger or consolidation hold less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation, or (ii) sell, lease, transfer or otherwise dispose of all or any substantial part of its assets (except in the ordinary course of business), whether now owned or hereafter acquired, unless the Company or one of its subsidiaries would be the acquiring or surviving party in such transaction and no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

8.              Assignment. Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors and assigns of the parties. This Note may not be assigned or transferred by the parties except in accordance with the terms hereof.

9.              Subordination. Holder covenants and agrees, that the payment of any and all of the amounts hereunder shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the payment in full of all Senior Debt as set forth in the Subordination Agreement.

10.            Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder; provided to the extent this Note is amended all Notes must be similarly amended as agreed to (in writing) by the Company and all holders of Notes.

11.             Transfers. With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, which counsel must be acceptable to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and opinion, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

12.            Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed with confirmation of receipt by telephone or if mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth in the Subscription Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered, faxed, or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

13.           No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the conversion interest represented hereby.

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14.            Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this Section 14 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Company and the Holder entered into in connection with this Note.

15.            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws; provided, however, in the event that any legal proceeding is brought against the Maryland Venture Fund (Department of Business and Economic Development of the State of Maryland, or the State of Maryland in connection with such entity’s investment hereunder, the parties to any such dispute agree to submit to the venue of the Maryland courts for purposes of resolving any and all such disputes.

16.            Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

17.           Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of this __ day of ___, 2013.

Cytomedix, Inc.

By:
Name:
Title:

Name of Holder:

Address:

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NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO [_]

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of Cytomedix, Inc. to the extent of $[_] unpaid principal and accrued interest amounts of such Note, and requests that the certificates for such shares be issued in the name of, and delivered to [_], whose address is [_].

Dated: [_]

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)

42717-0000

DC\80701304.3

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